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Exhibit 10.56

Goldman Sachs Bank USA | 200 West Street | New York, New York 10282-2198 | Tel: +1 212 902 1000 | Fax: +1 212 428 9189

SECOND AMENDED AND RESTATED MASTER CONFIRMATION

DATE:	September 11, 2014 (as amended and restated as of December 15, 2014 and as further amended and restated on September 21, 2016)
TO:	Strafford Funding LLC ("Counterparty")
FROM:	Goldman Sachs Bank USA ("GS")
SUBJECT:	Repurchase Facility
REF. NO.:	SDB4064875388

        The purpose of this second amended and restated communication (this "Confirmation") is to set forth the terms and conditions of the above-referenced Repurchase Facility entered into on the Trade Date specified below between GS and Counterparty (the "Facility"). This communication constitutes a "Confirmation" as referred to in the Master Repurchase Agreement specified below. This communication supersedes and replaces all prior communications between the parties hereto with respect to the Facility and Transactions described below.

        This Confirmation shall supplement, form a part of, and be subject to, the Master Repurchase Agreement (including the Annexes thereto) dated as of September 11, 2014 and amended and restated as of September 21, 2016, each as further amended or replaced from time to time (collectively, the "Master Repurchase Agreement"), between GS and Counterparty. This Confirmation shall be read and construed as one with the executed Master Repurchase Agreement and all other outstanding confirmations between the parties, so that all such confirmations, this Confirmation and the executed Master Repurchase Agreement constitute a single Agreement between the parties. Except as expressly modified hereby, all provisions contained in, or incorporated by reference into, the Master Repurchase Agreement shall govern each Transaction hereunder. In the event of any inconsistencies between the Master Repurchase Agreement and this Confirmation, this Confirmation will govern with respect to the Transactions covered hereby (and the last sentence of Paragraph 3(b) of the Master Repurchase Agreement shall not apply to any such Transaction). In the event of any inconsistencies between Annex A hereto and this Confirmation with respect to any Transaction, the terms of Annex A with respect to such Transaction will govern. System-generated confirmations of trade may be generated by GS that set forth the trade terms of the individual repurchase transactions described in this Confirmation; and, if any such system-generated confirmation of trade are generated and there is any inconsistency between such system-generated confirmations of trade and this Confirmation or the Master Repurchase Agreement, then the terms of this Confirmation or the Master Repurchase Agreement, as the case may be, shall prevail. Capitalized terms not defined herein have the meaning ascribed to them in the Master Repurchase Agreement.

        This Confirmation evidences a separate transaction with respect to each Purchased Security specified in Annex A from time to time (each, a "Transaction") as if the details specified in Annex A with respect to that Purchased Security were set out in the Confirmation in full. Each such Transaction will have a unique Transaction Number as is set out in Annex A. The terms of the Facility and each particular Transaction to which this Confirmation relates are as follows:

(A) Terms Related to the Facility

1. Basic Terms

Buyer	GS

Seller	Counterparty

Trade Date	September 11, 2014

Facility Commencement Date	September 15, 2014

First Ramp-up Period End Date	December 15, 2014

Second Ramp-up Period End Date	March 15, 2015

Restatement Date	September 21, 2016

Facility End Date	September 15, 2018

Maximum Purchased Security Notional Amount	USD 577,750,000.00

Aggregate Purchased Security Notional Amount	At any time, the sum of the Purchased Security Notional Amounts under all Transactions for which a Purchase Date has occurred at or prior to such time.

First Floor Amount	USD 225,000,000.00

Maximum Aggregate Facility Size	USD 325,000,000.00

Eligible Security	Gladwyne Funding LLC Floating Rate Notes due November 15, 2025
CUSIP No. 376769 AA3
For the avoidance of doubt, the Purchased Security for each Transaction under this Master Confirmation shall be the Eligible Security identified above.

Security Issuer	Gladwyne Funding LLC

Restatement Date Collateral Obligations	Counterparty represents, warrants and covenants to GS that the Collateral Obligations specified in Annex D hereto represent a complete and accurate list of all the Collateral Obligations the Security Issuer owns or has Committed to acquire, in each case as of the Restatement Date.

Haircut Percentage	43.75%

Business Days	London and New York.

Business Day Convention	Modified Following

Calculation Agent	GS

Unless otherwise expressly stated herein, all determinations by the Calculation Agent hereunder shall be made in its sole and absolute discretion exercised in good faith and in a manner generally consistent with its then-current practices.

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2. Conditions Precedent to Effectiveness of the Facility

Conditions	It shall be a condition to the effectiveness of this Confirmation, and to the entry of the first Transaction hereunder, that the following conditions shall have been satisfied (or waived by GS), in form and substance satisfactory to GS in its sole and absolute discretion:
(a)

GS shall have received the documents and certificates referred to in paragraph 6 to Annex I to the Master Repurchase Agreement, all in form and substance satisfactory to GS and its counsel in its sole discretion;

(b)

GS shall have received the Master Repurchase Agreement and this Confirmation duly executed by Counterparty, and shall have received executed copies of the Security Indenture (including the schedules and exhibits thereto) and all documents, certificates and opinions delivered pursuant thereto, all in form and substance satisfactory to GS in its sole discretion; and

	(c)	no default or event of default with respect to Counterparty has occurred under the Master Repurchase Agreement and is then continuing.

3. Additions of Transactions; Post-Ramp-up Period Transaction Combination

Additions	Subject to the satisfaction of the conditions precedent set forth herein, on any Business Day during the period from and including the Facility Commencement Date to but excluding the Second Ramp-Up Period End Date, Counterparty may, by delivery to GS of an Addition Notice with a Notice Date not less than five Business Days prior to the proposed Purchase Date for such Transaction, elect to enter into a Transaction (an "Addition") with GS with respect to the Eligible Security (and GS agrees to enter into such Transaction on the terms and conditions specified herein), provided in each case that:
	(a)	after giving effect to such Transaction, the sum of the Initial Purchase Prices of all Transactions for which a Purchase Date shall have occurred shall not exceed the Maximum Aggregate Facility Size;
	(b)	the terms of such Transaction are in compliance with the terms and conditions set forth in this Confirmation and the Master Repurchase Agreement; and
	(c)	the Conditions to Effectiveness with respect to such Transaction are satisfied.
In connection with each Transaction, GS shall notify Counterparty of the Purchase Date (which shall be a Business Day) and the related Purchase Price.

On or reasonably promptly following the Restatement Date, GS shall remit USD 15,625 to Counterparty (which Counterparty shall remit to the Security Issuer) in immediately available funds, constituting an adjustment of the Purchase Price in connection with the immediately prior Increase, so that, after giving effect to such payment, the sum of the Purchase Prices of all Transactions hereunder will be equal to USD 325,000,000.

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Addition Notice	A notice in substantially the form attached as Annex B duly completed and executed by Counterparty and setting forth (among other information) the proposed Purchase Date and the proposed Purchased Security Notional Amount, or a notice otherwise in form and substance satisfactory to GS.

Notice Date	With respect to any Addition Notice, the date on which such Addition Notice is received by GS (or, if any such day is not a Business Day, the next succeeding Business Day).

Combination of Transactions	On the Business Day immediately following each of the First Ramp-Up Period End Date and the Second Ramp-up Period End Date, all Transactions outstanding hereunder on such date shall (automatically and without action by any Person) be deemed combined into a single Transaction hereunder having (for the avoidance of doubt):
(a) a Purchased Security Notional Amount equal to the sum of the Purchased Security Notional Amounts of each individual Transaction hereunder immediately prior to such combination; and
(b) a Purchase Price (and an Initial Purchase Price) equal to the sum of the Purchase Prices (or Initial Purchase Prices) of each individual Transaction hereunder immediately prior to such combination.

GS shall prepare and deliver to Counterparty a revised Annex A (or another form setting forth information corresponding to that set forth on Annex A), reflecting the terms of the Transaction after giving effect to such combination, reasonably promptly following the occurrence thereof.

(B) Terms Relating to Each Transaction

1. General Terms

Terms Specified in Annex A	The following terms in relation to each Transaction will be specified in Annex A (by the Calculation Agent):
	•	Transaction Number (to be assigned by the Calculation Agent)
	•	Security Issuer (which shall be Gladwyne Funding LLC)
	•	Purchased Security (which shall be the Eligible Security)
	•	Purchase Date (which shall be the Business Day on which the Conditions to Effectiveness for such Transaction are satisfied)
	•	Initial Purchase Price
	•	Purchased Security Notional Amount

Purchased Security Notional Amount	For each Transaction, the original par amount of the Eligible Security that is purchased hereunder in such Transaction (determined without regard to paydowns on the Eligible Security occurring at any time).

Purchase Price	For each Transaction, an amount equal to the product of:
	(a)	the Purchased Security Notional Amount for such Transaction; and
	(b)	one minus the Haircut Percentage.

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Initial Purchase Price	For each Transaction, the Purchase Price for such Transaction on the Purchase Date for such Transaction.

Repurchase Date	In relation to the Purchased Security in each Transaction, the earliest to occur of:
	(a)	the Scheduled Repurchase Date for such Purchased Security;
	(b)	the date on which the non-defaulting party exercises its option to declare an Event of Default pursuant to Section 11 of the Master Repurchase Agreement;
	(c)	the date (if any) on or following the occurrence of a Credit Event with respect to such Purchased Security specified in writing by GS to Counterparty;
	(d)	the date (if any) on or following the occurrence of a Regulatory Change specified in writing by GS to Counterparty;
	(e)	the Assignment-Related Repurchase Date (if any) specified in writing by Counterparty to GS; and
(f)

the date (if any) specified in writing by Counterparty to GS, provided that a Dispute-Related Repurchase Right has occurred and is continuing on the date of such notice from Counterparty (the occurrence of the Repurchase Date under this clause (f), a "Dispute-Related Repurchase Date Acceleration").

Scheduled Repurchase Date	For each Transaction, the Facility End Date.

Regulatory Change	Any enactment or establishment of or supplement or amendment to, or change in any law, regulation, rule, policy or guideline (including any accord or standard of the Basel Committee on Banking Supervision, the Federal Reserve Board or any state banking regulator) or in the application or official interpretation of any such law, regulation, rule, policy or guideline that, in each case, becomes effective on or after the Facility Commencement Date and is binding on or otherwise has an effect on GS and, as a result of which, in the reasonable determination of GS, for reasons outside GS's control, GS will (either by voluntary submission or by applicable law) no longer be permitted to enter into or maintain any Transaction hereunder or be subject to materially less favorable regulatory capital treatment with respect to the Transactions by comparison to the regulatory capital treatment applicable as a result of the entry into this Facility on the Facility Commencement Date.

Before declaring a Repurchase Date due to the occurrence of a Regulatory Change, GS agrees to take commercially reasonable measures to eliminate or mitigate the impact of such Regulatory Change (which, for the avoidance of doubt, includes but is not limited to GS using commercially reasonable efforts to restructure the Transactions under this Confirmation with Counterparty to make them compliant (in the case of any such changes that would restrict entry into or maintenance of Transactions) or more efficient from a regulatory perspective (in the case of any such changes that would result in less favorable regulatory capital treatment), provided that Counterparty is under no obligation to agree to any such restructuring or any other changes to the terms of this Confirmation or the Master Repurchase Agreement.

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Market Value	With respect to the Purchased Security (in its entirety) as of any date, an amount equal to lesser of (a) the Look-Through Market Value of the Purchased Security at such date and (b) the Maximum Purchased Security Notional Amount.

If on any date the sum of the Purchased Security Notional Amounts for all Transactions hereunder at such time is for any reason less than the full par amount of the Purchased Security that has been issued under the Security Indenture (determined without regard to paydowns on the Purchased Security), then the Calculation Agent will pro-rate the Look-Through Market Value to reflect the portion of the Purchased Security that is then the subject of Transactions hereunder.

Look-Through Market Value	With respect to the Eligible Security (in its entirety) as of any date, the sum of:
	(a)	the aggregate Asset Market Related Amounts in respect of all Underlying Assets and Unsettled Purchase Assets in the Underlying Portfolio on such date; plus
	(b)	the Cash Value as at such date.

Asset Market Related Amount	As of any date:
(a)

in respect of an Underlying Asset in the Underlying Portfolio as of such date or an Unsettled Purchase Asset as of such date (but excluding all Unsettled Sale Assets and all Zero Value Assets), the product of:

		(1)	the Asset Amortized Amount therefor as of such date; and
		(2)	the Asset Current Price (expressed as a percentage) therefor as of such date;
	(b)	in respect of an Unsettled Sale Asset in the Underlying Portfolio as of such date that is not a Zero Value Asset, the Settlement Value of such Unsettled Sale Asset as of such date; and
	(c)	in respect of a Zero Value Asset in the Underlying Portfolio as of such date, zero.

Asset Amortized Amount	In respect of an Underlying Asset or Unsettled Purchase Asset on any day, an amount equal to the principal amount outstanding under such Underlying Asset or Unsettled Purchase Asset on such day (after giving effect on a pro-rata basis to any repurchase, repayment or tender offer in respect of that Underlying Asset or Unsettled Purchase Asset).

Asset Current Price	In respect of an Underlying Asset or Unsettled Purchase Asset on any date, the bid side market value of that Underlying Asset or Unsettled Purchase Asset (expressed as a percentage of par of the Underlying Asset Notional Amount) but excluding any accrued interest, as determined by the Calculation Agent and notified to the parties by the Calculation Agent on each Business Day.

Underlying Asset Notional Amount	In respect of any Underlying Asset or any Unsettled Purchase Asset, the full principal amount of the Underlying Asset or Unsettled Purchase Asset, as applicable, owned by the Security Issuer or Committed to be owned by the Security Issuer, as the case may be.

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Cash Value	As of any date, an amount, determined by the Calculation Agent, equal to:
(a) the aggregate amount of cash standing to the credit of the Security Issuer Account (excluding any accrued and unpaid interest); minus
(b) the aggregate Settlement Value for all Unsettled Purchase Assets as at such date (if any).

Security Issuer Account	The "Principal Collection Account", as defined in the Security Indenture.

Underlying Asset	Each loan or bond that is owned by the Security Issuer from time to time and is identified in the Schedule of Collateral Obligations (as defined in the Security Indenture) set forth on Schedule A to the Security Indenture and amended from time to time.

Private Underlying Asset	Each Underlying Asset or Proposed Underlying Asset that has been designated a "Private Collateral Obligation" pursuant to Section 12.2(a)(ii) of the Security Indenture.

Non-Private Underlying Asset	Each Underlying Asset and Proposed Underlying Asset that is not a Private Underlying Asset.

Underlying Portfolio	The portfolio of Underlying Assets or Unsettled Purchase Assets, as applicable, owned by the Security Issuer or Committed to be owned by the Security Issuer from time to time.

Collateral Manager	The Collateral Manager as defined in the Security Indenture.

Proposed Underlying Asset	A loan or bond that the Collateral Manager has proposed to be acquired by the Security Issuer that satisfies the Reinvestment Criteria at the time of such proposal.

Unsettled Purchase Asset	As of any date, an asset that the Security Issuer has Committed to acquire and in respect of which the purchase by the Security Issuer has not yet settled.

Unsettled Sale Asset	As of any date, an Underlying Asset that the Security Issuer has Committed to sell and in respect of which the sale by the Security Issuer has not yet settled.

Zero Value Asset	An Underlying Asset at any time:
	(a)	in respect of which there has occurred a Zero Value Event;
(b)

that did not satisfy the Reinvestment Criteria at the time the Security Issuer Committed to acquire such Underlying Asset (unless such Underlying Asset, after such date, subsequently satisfies the Reinvestment Criteria);

	(c)	that has been the subject of a Restructuring or a Material Modification if, in either case:
(1)

immediately following such Restructuring or Material Modification, such Underlying Asset fails to satisfy the Reinvestment Criteria (unless such Underlying Asset, after such date, subsequently satisfies the Reinvestment Criteria); or

(2) the GS Consent Condition is not satisfied with respect to such Restructuring or Material Modification;

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(d)	with respect to which Escrowed Assignment Agreement Documents have not been delivered to the Trustee under the Security Indenture to be held by the Trustee thereunder, all in form and substance satisfactory to GS in its sole and absolute discretion; or
(e)

that is not a Transferable bond, an Assignable Loan or a Consent Required Loan (or as to which any rights of first refusal, rights of first offer, last looks or other material restrictions or conditions to the transfer or assignment of such obligation (whether in the underlying instruments governing such obligation, in any intercreditor agreement or agreement among lenders relating to such obligation or otherwise) exist in favor of any other holder of such obligation or any other Person), all as determined by GS in its sole and absolute discretion.

For purposes of clauses (d) and (e) above, with respect to the Underlying Assets identified in Annex C hereto (each, a "Specified Transfer Asset"), GS may, in its sole and absolute discretion, deem them to be Zero Value Assets if such Specified Transfer Assets do not cease to be Specified Transfer Assets within 30 days after the Restatement Date.

A Specified Transfer Asset will cease to be a Specified Transfer Asset when:
(a)

the Security Issuer delivers to the Trustee under the Security Indenture Escrowed Assignment Agreement Documents for such Specified Transfer Asset and a Cooperation Agreement to be held by the Trustee under the Security Indenture, all in form and substance satisfactory to GS in its sole and absolute discretion, provided that GS in its sole discretion may waive the requirements to deliver Escrowed Assignment Agreement Documents and/or a Cooperation Agreement for such Specified Transfer Asset; and

(b)	GS determines, in its sole and absolute discretion, that it is satisfied with the transferability of such Specified Transfer Asset.

For purposes of the definition of "Zero Value Asset", GS may, in its sole and absolute discretion, deem amounts in excess of $25,000,000 of the Asset Amortized Amount of a Synergy Asset to be a Zero Value Asset (such portion, the "Synergy Zero Value Component", and the remainder of such Synergy Asset, the "Synergy Non-Zero Value Component") if, on or after the Restatement Date, Synergy incurs Material Synergy Debt (the date of such event, a "Synergy Zero Value Event Date"), whether or not such Synergy Asset could otherwise be determined to be a Zero Value Asset; provided that the amount of the Synergy Zero Value Component shall not exceed the amount of such Material Synergy Debt. The foregoing is without prejudice to the rights of GS to determine that the Synergy Non-Zero Value Component of such Synergy Asset constitutes a Zero Value Asset on the terms and conditions set forth herein.

If the Asset Amortized Amount of such Synergy Asset is reduced at any time after a Synergy Zero Value Event Date, the amount of such reduction shall be applied first to reduce the Synergy Zero Value Component and then to reduce the Synergy Non-Zero Value Component.

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As used herein:

"Assignable Loan" shall mean a Loan that is capable of being assigned or novated to, at a minimum, commercial banks or financial institutions (irrespective of their jurisdiction of organization) that are not then a lender or a member of the relevant lending syndicate, without the consent of the borrower or the guarantor, if any, of such Loan or any agent.

"Assignment Agreement" shall mean, for any Underlying Asset, an assignment and assumption agreement in the form required, pursuant to the related Reference Instruments, for the transfer by the Security Issuer of all or a portion of the legal and beneficial interest in such Underlying Asset. If no form of assignment and assumption agreement is required, pursuant to the related Reference Instruments, for the transfer by the Security Issuer of all or a portion of the legal and beneficial interest in such Underlying Asset, then the "Assignment Agreement" for such Underlying Asset shall be a reference to the form of assignment and assumption agreement, and any related documents, that are customary in the relevant market for the transfer of the legal and beneficial interest in such Underlying Asset.

"Consent Required Loan" shall mean a Loan that is capable of being assigned or novated solely with the consent of the borrower and/or the guarantor, if any, of such Loan and/or any agent. For the avoidance of doubt, if the assignment or novation of a Loan requires the consent of any lender or any other party to such Loan other than the borrower, guarantor or agent of such loan, it shall not satisfy the definition of Consent Required Loan.

"Cooperation Agreement" shall mean, with respect to any Underlying Asset for which the provisions of the Reference Instruments require the consent of any Specified Person for the transfer of all or any portion of such Underlying Asset by the Security Issuer, an agreement in form and substance reasonably acceptable to GS pursuant to which each such Specified Person agrees to provide such consent when and as required under the terms of such agreement; it being understood and agreed that the Cooperation Agreements in respect of the Underlying Assets issued by Altus Power America,  Inc., Horn Intermediate Holdings, Inc., Sunnova Asset Portfolio 5 Holdings, LLC, Swift Worldwide Resources US Holdings Corp. and Vantage Energy II, LLC and attached as Annex E hereto are acceptable to GS in all respects.

"Escrowed Assignment Agreement Documents" shall mean, with respect to each Underlying Asset, three Assignment Agreements, each executed in blank by (a) the Security Issuer, as assignor, and (b) if the signature of any affiliate of the Security Issuer (whether as administrative agent, servicer, registrar or in any other capacity) is or could be required on such Assignment Agreement for the transfer of all or any portion of such Underlying Asset by the Security Issuer, each such affiliate.

"Material Synergy Debt" shall mean, as to any Synergy Asset, indebtedness that is senior to or pari passu with such Synergy Asset (other than revolving indebtedness or pari passu debt that does not adversely affect the creditworthiness of Synergy, as determined by GS in its sole and absolute discretion).

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"Reference Instruments" shall mean the indenture, credit agreement or other agreement pursuant to which an Underlying Asset has been issued or created, each other agreement that governs the terms of or secures the obligations represented by such Underlying Asset or of which the holders of such Underlying Asset are the beneficiaries and all related closing documents.
"Specified Person" shall mean any Person:
(a) that is an affiliate of the Security Issuer;
(b)

whose investment advisor or investment sub-advisor is, or is an affiliate of, the investment advisor or investment sub-advisor of FS Energy and Power Fund (including, for the avoidance of doubt, any Person that is a fund sponsored by Franklin Square Holdings, L.P.); or

(c) that is a subsidiary of any Person described in clause (a) or (b) above.
"Synergy" shall mean, collectively, Synergy Resources Corp. or any affiliates thereof.
"Synergy Asset" shall mean an Underlying Asset in the Underlying Portfolio issued by Synergy.

"Transferable" shall mean an obligation that is transferable to institutional investors without any contractual, statutory or regulatory restriction, provided that none of the following shall be considered contractual, statutory or regulatory restrictions:

(a)

contractual, statutory or regulatory restrictions that provide for eligibility for resale pursuant to Rule 144A or Regulation S promulgated under the United States Securities Act of 1933, as amended (and any contractual, statutory or regulatory restrictions promulgated under the laws of any jurisdiction having a similar effect in relation to the eligibility for resale of an obligation);

(b) restrictions on permitted investments such as statutory or regulatory investment restrictions on insurance companies and pension funds; or
(c) restrictions in respect of blocked periods on or around payment dates or voting periods.

Restructuring	With respect to an Underlying Asset:
(a) if such Underlying Asset is a Non-Private Underlying Asset, a "Restructuring" (as defined in Section 4.7 of the Credit Definitions) has occurred in respect of the Underlying Asset; and
(b)

if such Underlying Asset is a Private Underlying Asset, a "Restructuring" (as defined in Section 4.7 of the Credit Definitions) has occurred in respect of the Underlying Asset (except that, for such purposes, Section 4.7(a)(iv) of the Credit Definitions shall be amended to include the following at the end thereof "; or a release of liens or other credit support for the Obligation; or any other change that materially reduces the level of subordination enhancing the Obligation").

For purposes of this Confirmation, "Multiple Holder Obligation" will not be applicable in determining whether any such Restructuring occurs.

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Material Modification	A "Specified Change" (as defined in the Security Indenture) to an Underlying Asset.

Settlement Value	As of any date:
(a) in respect of any Unsettled Purchase Asset, the aggregate consideration to be paid by the Security Issuer to acquire such Unsettled Purchase Asset; and
(b)

in respect of any Unsettled Sale Asset, the contractual sale price for such Unsettled Sale Asset (expressed in USD) to be received by the Security Issuer from the purchaser of such Underlying Asset; provided that:

(1) if the sale of such Unsettled Sale Asset remains unsettled for more than 30 calendar days, then:
(x)

from time to time upon request from GS Counterparty shall provide to GS all information known to Counterparty concerning the facts and circumstances causing such delay in settlement and cooperate with GS in discussing with the Security Issuer and the Collateral Manager strategies for accelerating settlement of such sale; and

(y)

if the purchaser of such Unsettled Sale Asset is an affiliate of Counterparty and such delay in settlement is not solely a result of operational or logistical issues, Counterparty and GS shall work together in good faith to determine the Settlement Value for such Unsettled Purchase Asset; and

(2)

if the sale of such Unsettled Sale Asset continues to remain unsettled for more than 90 calendar days, then the Settlement Value for such Unsettled Sale Asset will be determined by the Calculation Agent.

Credit Event	Defaulted Asset Sale Failure
Security Event of Default
As used herein:

"Defaulted Asset Sale Failure" shall mean the Security Issuer's failure to Commit to sell any Defaulted Obligation (as defined in the Security Indenture) within 30 days of such Underlying Asset becoming a Defaulted Obligation, provided that the failure to Commit to sell any Defaulted Obligation within 30 days of such Underlying Asset becoming a Defaulted Obligation shall not result in a Defaulted Asset Sale Failure for so long as the Security Issuer continues to use commercially reasonable efforts to continue to sell such Defaulted Obligation after such 30 day period.

"Security Event of Default" shall mean, with respect to any Purchased Security, an event of default (however designated) in the Security Indenture.
"Security Indenture" shall mean the indenture or other underlying instruments governing the Purchased Security.

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Zero Value Event	In respect of any Underlying Asset, the occurrence of any one or more of the following:
Bankruptcy
Failure to Pay
As used herein:

"Bankruptcy" with respect to an Underlying Asset shall mean a "Bankruptcy" (as defined in the 2003 ISDA Credit Derivatives Definitions as published by the International Swap and Derivatives Association, Inc. (the "Credit Definitions")) with respect to the related obligor.

"Failure to Pay" with respect to an Underlying Asset shall mean, after the expiration of any applicable grace period (however defined under the terms of the Underlying Asset), the occurrence of a non-payment of a payment of interest Scheduled to be Due or principal on the Underlying Asset when due, in accordance with the terms of the Underlying Asset at the time of such failure.

"Scheduled to be Due" shall mean, in the case of an interest payment, that such interest payment would accrue during the related calculation period for the Underlying Asset.

Commitment	A binding commitment pursuant to FSEP's and/or the Collateral Manager's then current policies and procedures to purchase or sell an Underlying Asset between the buyer and seller of such Underlying Asset entered into pursuant to customary documents in the relevant market. The terms "Commit" and "Committed" have correlative meanings.

Reinvestment Criteria	The criteria set forth in the Security Indenture (including, without limitation, the criteria set forth in the definition of "Collateral Obligation" set forth therein) that, pursuant to the terms set forth in the Security Indenture are required to be satisfied as a condition to the purchase of an Underlying Asset (other than any consent of one or more holders of the Eligible Security).

GS Consent Condition	For any Underlying Asset proposed to be acquired by the Security Issuer or any Underlying Asset subject to a Restructuring or Material Modification after it was acquired by the Security Issuer, a condition satisfied if GS consents to such acquisition, Restructuring or Material Modification, as applicable (which GS may withhold in its sole and absolute discretion).

2. Conditions to Effectiveness

Conditions to Effectiveness	The effectiveness of each Transaction shall be subject to the satisfaction of each of the conditions precedent for such Transaction specified in the Master Repurchase Agreement and the satisfaction of each of the following additional conditions:
	(a)	a valid Addition Notice has been timely delivered to GS;
	(b)	in the case of the first Transaction hereunder:
(1)

the "Closing Date" under and as defined in the Security Indenture shall have occurred, and the Seller shall have acquired a portion of the Eligible Security in an amount equal to the Purchased Security Notional Amount for such Transaction; and

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		(2)	Counterparty shall have initiated the transfer to GS of a par amount of the Eligible Securities equal to the Purchased Security Notional Amount for such Transaction pursuant to Paragraph 3(a) of the Master Repurchase Agreement for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Security;
(c)

in the case of each subsequent Transaction hereunder, the related "Increase" under the Security Indenture shall have occurred, and Counterparty shall have initiated the transfer to GS of a par amount of the Eligible Securities equal to the Purchased Security Notional Amount for such Transaction pursuant to Paragraph 3(a) of the Master Repurchase Agreement for scheduled settlement substantially in accordance with the then-current market practice in the principal market for such Security;

	(d)	no default or event of default with respect to Counterparty has occurred under the Master Repurchase Agreement and is then continuing; and
	(e)	no Margin Deficit exists under the Master Repurchase Agreement.

GS shall prepare and deliver to Counterparty a revised Annex A (or another form setting forth information corresponding to that set forth on Annex A), reflecting the terms of such Transaction, reasonably promptly following the satisfaction of the Conditions to Effectiveness for such Transaction.

3. Financing Fees

Ramp-Up Period Financing Fee Payments	In lieu of accrual and payment of Price Differential in respect of the Transactions, on the first Financing Fee Payment Date, Counterparty shall pay to GS an amount in USD (the first "Financing Fee Payment") equal to the sum of:
	(a)	for each Transaction entered into on or prior to the First Ramp-Up Period End Date:
		(1)	the Initial Purchase Price for each Transaction; multiplied by
		(2)	the sum of (x) the Floating Rate as of the Financing Fee Reset Date for the initial Financing Fee Period for such Transaction plus (y) the Spread; multiplied by
		(3)	the Financing Fee Day Count Fraction for the initial Financing Fee Period for such Transaction; and

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	(b)	for all Transactions (collectively) outstanding during the Financing Fee Period commencing on December 15, 2014:
(1) the Average Fee Basis Amount; multiplied by
(2) the sum of (x) the Floating Rate as of the Financing Fee Reset Date for the Financing Fee Period commencing on December 15, 2014 plus (y) the Spread; multiplied by
(3) the Financing Fee Day Count Fraction for the Financing Fee Period commencing on December 15, 2014.

Average Fee Basis Amount	(a)	The sum, for each day in the Financing Fee Period commencing on December 15, 2014, of the greater of:
(1) the First Floor Amount; and
(2) the aggregate Purchase Prices for all Transactions on such day; divided by
	(b)	the number of days in such Financing Fee Period.

Pre-Restatement Date Spread	2.75% per annum.

Post-Restatement Date Spread	3.38% per annum.

Spread	(a)	For each day from, and including, the prior Financing Fee Period End Date to, but excluding, the Restatement Date, the Pre-Restatement Date Spread; and
	(b)	for each day from, and including, the Restatement Date, the Post-Restatement Date Spread.

Post-Second Ramp-Up Period Financing Fee Payments	In lieu of accrual and payment of Price Differential in respect of all of the Transactions collectively (and without duplication of any Financing Fees theretofore paid as part of the Repurchase Price of any Purchased Securities), on each Financing Fee Payment Date (other than the initial Financing Fee Payment Date), Counterparty shall pay to GS an amount in USD (the subsequent "Financing Fee Payments") equal to:
	(a)	the Maximum Aggregate Facility Size; multiplied by
	(b)	the sum of (1) the Floating Rate as of the Financing Fee Reset Date for such Financing Fee Period plus (2) the Average Applicable Margin for such Financing Fee Period; multiplied by
	(c)	the Financing Fee Day Count Fraction.

Financing Fee Payment Dates	Each date that is 2 Business Days after each Financing Fee Period End Date (commencing with the Financing Fee Period End Date in March 2015).

Financing Fee Period End Dates	(a)	Each three-month anniversary of the Facility Commencement Date to, but excluding, the Repurchase Date; and
	(b)	the Repurchase Date.

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Financing Fee Period	(a) For each Transaction having a Purchase Date prior to the Second Ramp-Up Period End Date, initially, the period from, and including, the Purchase Date for such Transaction to, but excluding, the Financing Fee Period End Date following such Purchase Date; and
(b)

for each Transaction (including those having an initial Financing Fee Period under clause (a) above), each period from, and including, the prior Financing Fee Period End Date to, but excluding, the current Financing Fee Period End Date.

Floating Rate	For any Financing Fee Period, three-month USD LIBOR, except that linear interpolation will apply for Financing Fee Periods commencing prior to the Second Ramp-Up Period End Date.

"USD LIBOR" for any Financing Fee Period shall be the rate for deposits in U.S. Dollars which appears on the Reuters Screen LIBOR01 (or a successor page) at 11:00 a.m. London time on the date that is two London Business Days prior to the first day of such Financing Fee Period (or, if such rate does not appear thereon, the arithmetic mean of the offered quotations of four major banks in London designated by the Buyer to prime banks in the London interbank market for U.S. Dollar deposits in Europe) having a maturity of three months.

London Business Day	Any day on which commercial banks are open for general business in London.

New York Business Day	Any day on which commercial banks are open for general business in New York.

Average Applicable Margin	For any Financing Fee Period, the sum of the Applicable Margin for each day in such Financing Fee Period divided by the number of days in such Financing Fee Period.

Applicable Margin	For any day, the higher of:
(a) the product of:
(1) the Spread for such day; and
(2) the ratio on such day of:
(x) the Aggregate Purchased Security Notional Amount minus the Adjusted Aggregate Reduction Amount as of such day; to
(y) the Aggregate Purchased Security Notional Amount as of such day; and
(b) 1.49%.

Financing Fee Day Count Fraction	Actual/360

Financing Fee Reset Dates	For each Transaction, the first day of each Financing Fee Period for such Transaction

Adjusted Aggregate Reduction Amount	For any day, the lesser of: (a) the Aggregate Reduction Amount in effect on such day; and (b) the Cash Value as of such day.

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Reduction Amounts	If after the Second Ramp-Up Period End Date the Collateral Manager proposes a Proposed Underlying Asset for which at least two Pricing Sources are available and GS notifies Counterparty (including by telephone or email) that:
	(x)	GS has determined (in its sole and absolute discretion) that such Proposed Underlying Asset is a Non-Private Underlying Asset; and
	(y)	the GS Consent Condition is not satisfied with respect to such Proposed Underlying Asset,

such event will constitute a "Rejection Event" and the Proposed Underlying Asset will constitute a "Rejected Underlying Asset" unless the GS Consent Condition is subsequently satisfied with respect to such Proposed Underlying Asset within three Business Days after GS receives a Reduction Notice for the related Reduction Event as described below.

If the GS Consent Condition is not satisfied with respect to any Restructuring or any Material Modification of an Underlying Asset, such event will constitute a "Rejection Event" and the Underlying Asset will also constitute a "Rejected Underlying Asset" unless the GS Consent Condition is subsequently satisfied with respect to such Restructuring or Material Modification within three Business Days after GS receives a Reduction Notice for the related Reduction Event as described below.

Each time three unique and consecutive Rejection Events occur (each with respect to Underlying Assets or Proposed Underlying Assets issued by obligors unaffiliated with one another), such occurrence will constitute a "Reduction Event", whereupon Counterparty may, by written notice to GS (each such notice, a "Reduction Notice"), declare a "Reduction Amount" (with effect from the date of such Reduction Notice, each such date a "Reduction Date") with respect to such Reduction Event equal to the average of the Reduction Calculation Amounts of the Rejected Underlying Assets relating to such Reduction Event (determined, for the avoidance of doubt, taking into account the portion of such Rejected Underlying Asset that is or would have been acquired by the Security Issuer), provided that the Reduction Amount related to such Reduction Event shall be deemed reduced to zero (with effect from the date of the related Reduction Notice) if, within three Business Days following the related Reduction Date, the GS Consent Condition is subsequently satisfied with respect to one or more of the Rejected Underlying Assets related to such Reduction Event.

For the avoidance of doubt, multiple Reduction Events may occur during the term of this Agreement entitling Counterparty to declare Reduction Amounts with respect to each such Reduction Event (the sum of all Reduction Amounts at any time, the "Aggregate Reduction Amount" at such time).

16	STRAFFORD FUNDING LLC

If (at any time after any Reduction Event) the Collateral Manager proposes a Proposed Underlying Asset and GS notifies Counterparty (including by telephone or email) that the GS Consent Condition is satisfied with respect to such Proposed Underlying Asset (each such date, an "Acceptance Date"), or the GS Consent Condition is satisfied with respect to a related Restructuring or Material Modification, the Aggregate Reduction Amount will be reduced (but not below zero) (with effect from such Acceptance Date) by an amount equal to the Reduction Calculation Amount of such Proposed Underlying Asset or Underlying Asset (determined, for the avoidance of doubt, taking into account the portion of such Proposed Underlying Asset or Underlying Asset, as the case may be, that is or would have been acquired by the Security Issuer).

Reduction Calculation Amount	For any Rejection Event relating to a Proposed Underlying Asset that is a Rejected Underlying Asset, the proposed purchase price of such Rejected Underlying Asset.
For any Rejection Event relating to a Restructuring or Material Modifications, the then-prevailing market value of the related Rejected Underlying Asset.

Pricing Source	For any Underlying Asset or Proposed Underlying Asset, a market maker in the relevant market, LoanX or other pricing sources reasonably acceptable to GS.

4. Make-Whole Payment

Make-Whole Payment Requirement	If the Repurchase Date for the Transactions is accelerated for any reason (other than the occurrence of a Regulatory Change, the occurrence of an Assignment-Related Repurchase Date Acceleration or the occurrence of a Dispute-Related Repurchase Date Acceleration) (a "Repurchase Date Acceleration"), then Counterparty shall pay to GS, within five Business Days of the date on which such acceleration occurs, an amount equal to the Make-Whole Amount.

Make-Whole Amount	In connection with a Repurchase Date Acceleration (if any), an amount equal to the aggregate amount of Financing Fee Payments that would be payable to GS hereunder during the period from and including the date on which such Repurchase Date Acceleration occurs to but excluding the Scheduled Repurchase Date (determined as if the Floating Rate were equal to zero), discounted to present value, all as calculated by the Calculation Agent.

5. Application of Principal Payments.

Cash Principal Payment Provisions	On each date on which GS receives a payment (other than a payment of interest) on the Purchased Security in cash and in immediately available funds (each, a "Cash Principal Payment"), GS shall reduce the Repurchase Price for such Purchased Security by an amount equal to the related Repurchase Price Reduction Amount.

On or reasonably promptly following the second Business Day after GS's receipt of a Cash Principal Payment GS shall use commercially reasonable efforts to remit to Counterparty an amount equal to the related Counterparty Application Amount.

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Repurchase Price Reduction Amount	With respect to any Cash Principal Payment, an amount equal to the product of:
	(a)	such Cash Principal Payment; and
	(b)	one minus the Haircut Percentage.

Counterparty Application Amount	With respect to any Cash Principal Payment, an amount equal to the product of:
	(a)	such Cash Principal Payment; minus
	(b)	the Repurchase Price Reduction Amount for such Cash Principal Payment.

6. Dispute Resolution, Etc.

Dispute Resolution	If Counterparty in good faith disputes the Asset Market Related Amounts of one or more Underlying Assets as determined by the Calculation Agent as of any Business Day and, accordingly, Counterparty wishes to dispute the calculation of a Margin Deficit or an Excess Cure Collateral Refund Amount (each, a "Dispute"), then for so long as such Dispute is continuing (and provided that no Event of Default, Monetary Default or Other Material Default with respect to Counterparty occurs or is then continuing), upon the request of Counterparty, GS and Counterparty will work together in good faith to resolve such Dispute, it being understood that Counterparty shall at all times during the pendency of each Dispute be required to comply with its obligations under Paragraph 4 of the Master Repurchase Agreement based upon the determinations of the Asset Market Related Amounts of the Underlying Assets as determined by the Calculation Agent.

GS agrees that, if any Dispute continues unresolved for more than five Business Days, a "Dispute-Related Repurchase Right" shall be deemed to exist until the earlier to occur (if any) of (a) the resolution of such Dispute by the parties and (b) the occurrence of an Event of Default, a Monetary Default or an Other Material Default with respect to Counterparty.

The provisions set forth in this Dispute Resolution section supersede all inconsistent provisions in the Master Repurchase Agreement.

Monetary Default	A default by a party in the payment of money hereunder or under the Master Repurchase Agreement when due (determined without regard to any grace period otherwise specified), or a default by such party in the performance or observance of any other obligation hereunder or under the Master Repurchase Agreement (determined without regard to any grace period otherwise specified) that by its terms can be cured solely by the payment of money.

Other Material Default	A default by a party in the performance or observance of any material obligation of that party hereunder or under the Master Repurchase Agreement that, with the giving of notice or lapse of time or both, would become an Event of Default with respect to such party.

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7. Additional Provisions

Restriking Terms	If for any period of five or more consecutive Business Days the net amount of cash margin held by GS under Paragraph 4 of the Master Repurchase Agreement exceeds 10% of the sum of the then-current Repurchase Prices hereunder, then for so long as such condition is continuing (and provided that no Event of Default or event that, with the giving of notice or lapse of time or both, would become an Event of Default with respect to Counterparty occurs or is then continuing), upon the request of Counterparty, GS and Counterparty will work together in good faith to restrike one or more of the economic terms of the Transactions under the Master Repurchase Agreement with a view to reducing or eliminating the amount of cash margin then required to be posted to GS thereunder, it being understood that, in connection with any such restriking, GS may require that changes to other economic terms of the Transactions be made, and that changes to the terms of the Purchased Securities be made, in order to preserve the overall economic effect of the Transactions for GS.

Limit on Optional Redemptions	GS agrees that, for so long as any Transaction is outstanding under this Confirmation (unless an Event of Default with respect to Counterparty has occurred and is then continuing), it will not give the Security Issuer or the Trustee under the Security Indenture any direction to effect a redemption (in whole or in part) of the Purchased Securities.

Counterparty Note Restriction	Counterparty agrees that, for so long as any Transaction is outstanding under this Confirmation, it shall not at any time (1) hold any portion of the Purchased Securities or (2) transfer any portion of the Purchased Securities (other than pursuant to the provisions hereof and of the Master Repurchase Agreement).

No Substitution Rights	Seller may not substitute other Securities for the Purchased Security, unless otherwise agreed to by Purchaser in writing in its sole and absolute discretion.

Indemnity	Counterparty shall indemnify GS and each Related Party (as defined below) (each such person being referred to herein as an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees and reasonable out-of-pocket expenses of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Master Repurchase Agreement, this Confirmation or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transaction or any other transactions contemplated hereby or thereby or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the bad faith, gross negligence or willful misconduct of any Indemnitee or a breach of the Master Repurchase Agreement or this Confirmation by GS.

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Notwithstanding the foregoing, in no event shall Counterparty be liable for any indirect, consequential, incidental, exemplary or punitive damages, opportunity cost or lost profits (other than as set forth in Paragraph 11 of the Master Repurchase Agreement).
The obligations of Counterparty in this Indemnity section shall survive termination of the Transaction and any termination of the Master Repurchase Agreement.
As used herein "Related Party" means GS's affiliates and the respective directors, officers, employees, agents and advisors of GS and GS's affiliates.

Taxes	Each of the parties hereto intends and agrees to treat the Transaction, for United States income tax purposes, as a secured loan made by Buyer to Seller. Consistent with the Transaction being treated for U.S. federal income tax purposes as a secured loan made by Buyer to Seller, Buyer agrees to provide Seller with a Form 1099-INT (or any successor form) with respect to interest paid to Buyer and passed on to Seller pursuant to Paragraph 5 of the Master Repurchase Agreement.

Certain Voting Rights	If GS has the right to exercise any Specified Voting Right in relation to any consent, vote, direction proposal or resolution arising at any time while this Transaction is outstanding, then:
(a) GS shall notify Counterparty thereof in writing after its receipt of notice thereof or GS otherwise becomes aware thereof;
(b) GS shall not exercise such Specified Voting Right unless and until directed to do so by Counterparty; and
(c)
GS shall either (x) follow Counterparty's written instructions as to the manner and timing of exercising such Specified Voting Right or (y) procure that Counterparty may exercise such Specified Voting Right directly, provided that, without prejudice to clause (b), GS shall have no obligation to take any action in relation to any direction from Counterparty with respect to the exercise of any Specified Voting Right if doing so could expose GS to liability, could violate any rule or regulation applicable to GS or any interpretation thereof (whether or not having the force of law), could cause reputational damage to GS or otherwise cause GS to otherwise incur any expenses not paid by Counterparty in a manner satisfactory to GS.

Notwithstanding the foregoing, GS may exercise at any time and from time to time all other rights given to it as a holder of the Purchased Security as if this Transaction were not outstanding (including, without limitation, all rights to exercise remedies upon the occurrence of an event of default or an acceleration event, all rights to give or refrain from giving consents to amendments, modifications, supplements and waivers to the Security Indenture and the other documents executed and delivered thereunder or in connection therewith, all rights to consent or refrain from giving consent to changes to the assets purchased or sold by the Security Issuer, and all rights to otherwise give directions or refrain from giving directions under the Purchased Security), in each case other than the Specified Voting Rights.

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Specified Voting Right	The right of a holder of the Purchased Security (in its capacity as such) to participate in the selection or removal of a general partner, managing member, member of the board of directors or trustees, investment manager, investment adviser, or commodity trading advisor of the Security Issuer (excluding the rights of a creditor to exercise remedies upon the occurrence of an event of default or an acceleration event).

Expense Reimbursement	GS agrees to reimburse Counterparty for payment of out-of-pocket costs incurred by Counterparty in connection with Additions hereunder through the Second Ramp-up Period End Date, promptly following presentation of an invoice therefor, in an amount equal to USD 40,000.

8. Payment Details, Etc.

Payments to GS	In accordance with GS's prior written instructions as set forth below or as otherwise delivered to Counterparty.

GS Payment Details	In accordance with GS's written instructions as delivered to Counterparty.

GS Inquiries	Goldman Sachs Bank USA
	Facsimile:	+1 212 428 4534
	Email:	gs-sctabs-reporting@ny.email.gs.com

GS Notices	Goldman Sachs Bank USA
	Facsimile:	+1 212 428 4534
	Email:	gs-pfi-mo-confidential@gs.com and
gs-sct-compliance-delivery@ny.email.gs.com
With a copy to:
	Attention:	SCT Legal, Derivatives
Address: 200 West Street, 6th Floor New York, NY 10282
With respect to Disputes, with a copy to:
	Email:	gs-repo-disputes@gs.com
	Attention:	GS Credit
and
	Facsimile:	+1 212 428 4534
	Email:	gs-sctabs-reporting@ny.email.gs.com
	Attention:	PFI Middle Office
All correspondence shall include the GS Reference Number: SDB4064875388

Payments to Counterparty	In accordance with Counterparty's written instructions as set forth below or otherwise delivered to GS. GS shall make no payments (and have no obligation to make any payment hereunder) without having received (i) such written instructions and (ii) a fully executed facsimile copy of this Confirmation or other written acceptance of the terms hereof.

Counterparty Payment Details	In accordance with Counterparty's written instructions as delivered to GS.

Counterparty Inquiries	In accordance with Counterparty's written instructions as delivered to GS

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(C)  Miscellaneous.

1.
Amendments, Etc.    Except as otherwise expressly stated herein, this Confirmation may not be amended except in writing signed by both parties.

2.
Execution.    This Confirmation may be executed in counterparts (including by facsimile or electronic transmission), each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

3.
Legal Requirements.    Buyer shall not be required to purchase the Purchased Security if any such purchase shall result in any violation of applicable rules or regulations, including, but not limited to, rules applicable to new issuances of securities.

(D)  Additional Acknowledgements, Representations and Agreements:

1.
Counterparty hereby represents to and acknowledges and agrees with GS that:

(i)
It has consulted with its own tax advisors to the extent that it has deemed necessary, and it has made its own decisions regarding entering into the Facility based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by GS or any of its affiliates or agents.

(ii)
The fair value of the assets of Counterparty will exceed the debt and liabilities, subordinated, contingent and otherwise of Counterparty, and Counterparty will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

2.
Each party acknowledges and agrees that:

(i)
Unless identified as an underwriter or arranger in an offering document relating to a Purchased Security, Underlying Asset or Unsettled Purchase Asset (each, an "Instrument"), GS and its affiliates have played no role in structuring or arranging any Instrument or in negotiating or establishing the terms of such Instrument. Whether or not GS or its affiliates are identified as an underwriter or arranger in any offering document relating to an Instrument, any and all information that may have been or is in the future provided by GS to Counterparty with respect to any Instrument is not being furnished by GS in the capacity of an underwriter or arranger in relation to the Instrument in connection with the relevant Transaction, and GS accepts no responsibility or liability therefor.

(ii)
The contents of this Confirmation and the other agreements relating to the Facility are confidential and shall not be disclosed to any third party, and neither party shall make any public announcement relating to the Facility without consent of the other party; except that disclosure of this Confirmation and the terms of the Facility is permitted (A) where required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or regulatory inquiry or to comply with any applicable law, order, regulation, ruling, or disclosure requirement, including without limitation, any requirement of any regulatory body or stock exchange where the shares of such disclosing party are listed, as determined by the disclosing party in good faith following consultation with the other party hereto, (B) to officers, directors, employees, attorneys, accountants and advisors of the parties or their affiliates who are subject to a duty of confidentiality to the disclosing party or such affiliate and otherwise have a need to know such information, (C) to rating agencies and (D) where the information has otherwise become public (other than as a result of a breach of this subparagraph). Notwithstanding the foregoing or any other provision in this Confirmation or any other document, GS and Counterparty (and each employee, representative, or other agent of GS or Counterparty) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the

22	STRAFFORD FUNDING LLC

    "Code")), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

  (iii)
  As of the Facility Commencement Date and so long as either party has or may have any obligation under any Transaction, it is not and will not be an "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), subject to Title I of ERISA, a "plan" (as defined in Section 4975(e) of the Code), subject to Section 4975 of the Code or an entity whose underlying assets include the assets of any such plan by reason of 29 CFR 2510.3-101, Section 3(42) of ERISA or otherwise.

  (iv)
  GS and any of its affiliates may deal in any Instrument and may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking or other business with any issuer of or obligor on any Instrument, any affiliate thereof, any other person or entity having obligations relating to any Security Issuer or any such issuer or obligor and may act with respect to such business in the same manner as if any Transaction did not exist and may originate, purchase, sell, hold or trade, and may exercise consensual or remedial rights in respect of, obligations, securities or other financial instruments of, issued by or linked to the Security Issuer or any such issuer or obligor, regardless of whether any such action might have an adverse effect on such Security Issuer, such issuer or such obligor, the value of the related Instrument or the position of the other party to such Transaction or otherwise.

  (v)
  Except as otherwise expressly provided herein, each party and its affiliates and the Calculation Agent may, whether by virtue of the types of relationships described herein or otherwise, at the date hereof or at any time hereafter, be in possession of information regarding any Security Issuer or any issuer of or obligor on any Instrument, or any affiliate thereof, that is or may be material in the context of such Transaction and that may or may not be publicly available or known to the other party. In addition, except as expressly provided herein, this Confirmation does not create any obligation on the part of such party and its affiliates to disclose to the other party any such relationship or information (whether or not confidential).

[remainder of page intentionally blank]

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        Counterparty hereby agrees (a) to check this Confirmation (Reference No.: SDB4064875388) carefully upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between the parties with respect to the particular Transaction to which this Confirmation relates, by manually signing this Confirmation and providing the other information requested herein and returning an executed copy to SCT Compliance, facsimile No. +1 212 428 4534.

Very truly yours,
GOLDMAN SACHS BANK USA
By:	/s/ ALI MELI
	Name:	Ali Meli
	Title:	Managing Director

AGREED AND ACCEPTED BY:
STRAFFORD FUNDING LLC
By:	/s/ GERALD F. STAHLECKER
	Name:	Gerald F. Stahlecker
	Title:	Executive Vice President

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  Exhibit 10.56